Exhibit 99

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, NOVEMBER 30, 2011

CLERK’S OFFICE

2011 NOV 30 P 4:27

DOCUMENT CONTROL

APPLICATION OF

VIRGINIA ELECTRIC AND POWER COMPANY                    CASE NO. PUE-2011-00027

For a 2011 biennial review of the rates, terms,

and conditions for the provision of generation,

distribution, and transmission services pursuant

to § 56-585.1 A of the Code of Virginia

FINAL ORDER

On March 31, 2011, Virginia Electric and Power Company d/b/a Dominion Virginia Power (“DVP” or “Company”) filed an Application with the State Corporation Commission (“Commission”) for a biennial review of the Company’s rates, terms, and conditions for the provision of generation, distribution, and transmission services pursuant to § 56-585.1 A of the Code of Virginia (“Code”) and the Commission’s Rules Governing Utility Rate Applications and Annual Informational Filings, 20 VAC 5-201-10 et seq. (“Rate Case Rules”). Pursuant to § 56-585.1 A 8 of the Code, “[t]he Commission’s final order regarding such biennial review shall be entered not more than eight months after the date of filing, and any revisions in rates or credits so ordered shall take effect not more than 60 days after the date of the order.”

The Company states that, as provided for in the Stipulation and Addendum in Case No. PUE-2009-00019 (“Stipulation”),1 a rate of return on common equity (“ROE”) earnings band of 11.4% to 12.4%, inclusive of a sixty (60) basis point Performance Incentive, is to be used for the purpose of reviewing the Company’s earnings for the first two-year biennial review period of

[1]	Application of Virginia Electric and Power Company, For a 2009 statutory review of the rates, terms, and conditions for the provision of generation, distribution, and transmission services pursuant to § 56-585.1 A of the Code of Virginia, Case No. PUE-2009-00019, 2010 S.C.C. Ann. Rept. 301, Order Approving Stipulation and Addendum (March 11, 2010).

2009-2010. DVP asserts that it has earned within the approved ROE earnings band for the two combined test periods on its generation and distribution services. As such, the Company claims that no rate credits are required to be issued pursuant to § 56-585.1 A 8 of the Code.2 In addition, the Company requests that the Commission approve a 12.50% ROE for its generation and distribution services prospectively, beginning upon the effective date of the final order in this proceeding. The requested 12.50% ROE would be inclusive of a 100 basis point Performance Incentive that the Company seeks pursuant to § 56-585.1 A 2 c of the Code.3

On April 12, 2011, the Commission issued an Order for Notice and Hearing that, among other things, established a procedural schedule for this case and directed DVP to provide public notice of this matter.

The following parties filed notices of participation: Office of the Attorney General’s Division of Consumer Counsel (“Consumer Counsel”); Fairfax County Board of Supervisors (“Fairfax County”); Chesapeake Climate Action Network, Appalachian Voices, and the Virginia Chapter of the Sierra Club (collectively, “Environmental Respondents”); Department of the Navy on behalf of all Federal Executive Agencies (“FEA”); Robert Vanderhye; Michel A. King; MeadWestvaco Corporation (“MeadWestvaco”); Apartment and Office Building Association of Metropolitan Washington (“AOBA”); Chaparral (Virginia) Inc. (“Chaparral”); and Virginia Committee for Fair Utility Rates (“Committee”).

The Commission held the public evidentiary hearing on the following days: September 20, 21, 22, 23, 26, 27, and 28, 2011. The Commission received testimony from witnesses on behalf of various participants and received over 130 exhibits. The Commission

[2]	Ex. 2 (Application) at 5-6.
[3]	Id. at 7-8.

also heard testimony from public witnesses, in addition to receiving written and electronic comments from the public in this case.

On or before October 24, 2011, the following participants filed post-hearing briefs: DVP; Fairfax County; FEA; Robert Vanderhye; Environmental Respondents;4 MeadWestvaco; Chaparral; AOBA; Committee;5 Consumer Counsel; and the Commission Staff (“Staff”).

NOW THE COMMISSION, upon consideration of this matter, including all applicable legal requirements, is of the opinion and finds as follows.

“EARNED” RETURN

Code of Virginia

This is the first biennial review for DVP pursuant to § 56-585.1 A of the Code. The Commission is required to determine whether the Company “has, during the test period or periods under review, considered as a whole, earned more than 50 basis points below [or above] a fair combined rate of return on both its generation and distribution services, as determined in subdivision 2 . . . .”6 The parties to the Stipulation, in accordance therewith, assert that DVP’s fair combined rate of return for purposes of this proceeding is 11.9%, which results in a ±50 basis points earnings band of 11.4% - 12.4%.

Accordingly, the first step of this biennial review is to determine DVP’s earned return, which can lead to one of three statutory outcomes:

[4]	We grant Environmental Respondents’ uncontested October 25, 2011 motion for leave to file a corrected appendix.
[5]

We deny the Committee’s November 8, 2011 motion seeking to designate Exs. 88C and 134C as non-confidential. At this time, as requested by DVP, we find that “the risk of harm of publicly disclosing the information outweighs the presumption in favor of public disclosure.” See 5 VAC 5-20-170 of the Commission’s Rules of Practice and Procedure. In addition, we deny for purposes of this proceeding Respondent King’s November 28, 2011 motion seeking to designate Exs. 114C and 115C as non-confidential.

[6]	Va. Code § 56-585.1 A 8 (i), (ii).

(1) If DVP earned below 11.4%, “the Commission shall order increases to the utility’s rates necessary to provide the opportunity to fully recover the costs of providing the utility’s services and to earn not less than such fair combined rate of return;”7

(2) If DVP earned above 12.4%, “the Commission shall ... direct that 60 percent of the amount of such earnings ... be credited to customers’ bills;”8 or

(3) If DVP earned between 11.4% - 12.4%, the Commission may not order a rate increase or credits to customers.

In addition, the outcome of this case directly affects whether base rates can be reduced in the future. Specifically, § 56-585.1 A 8 of the Code does not permit the Commission to reduce rates in this biennial review. Rather, the statute permits the Commission to reduce rates if we find that DVP has earned more than 50 basis points above a fair combined rate of return in two consecutive biennial reviews.9

This is a first-of-its-kind proceeding before the Commission. The Commission is statutorily directed to determine what the Company earned on a regulatory basis for the direct purpose of possibly impacting customers’ bills today by raising rates or issuing rate credits, and of possibly implementing a base rate decrease in the future (during the next biennial review). This also is unlike annual informational filings previously required by the Commission, which analyzed earnings for different purposes and for different potential outcomes.10 Thus, there is no direct prior precedent for this specific type of proceeding.

[7]	Va. Code §56-585.1 A 8 (i).
[8]	Va. Code §56-585.1 A 8 (ii).
[9]	Va. Code §56-585.1 A 8 (iii).
[10]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 3.

Motions to Strike

During the hearing, the Company made several motions to strike testimony submitted by parties to the Stipulation. The Company asserts that certain earnings adjustments proposed by participants in this case violate one or more of the provisions that such participants agreed to as part of the Stipulation. In this regard, the Stipulation contains the following provisions:

14. ... For Earnings Test purposes in each of these biennial reviews, the earnings results of the two test periods will be netted together to determine total period earnings and each test period’s rate base will be based on 13-month averages and each test period’s capital structure will be based on end-of-test period. Earnings Test adjustments shall be based on the guidelines attached as Exhibit A to this Addendum. A list of all material accruals and out-of-period accounting entries will be included in each of these biennial review filings.

***

EXHIBIT A

GUIDELINES FOR EARNINGS TEST ADJUSTMENTS

The biennial reviews, as provided for under Va. Code § 56-585.1 A 3, shall be primarily a per books evaluation of the Company’s consolidated actual jurisdictional financial results for its generation and distribution services reflecting the aggregate actual costs incurred by the Company during the combined test periods under review. In general, the actual financial results of the Company will be adjusted only for differences between Generally Accepted Accounting Principles and regulatory accounting based on ratemaking practices previously established by the Commission in prior Virginia Electric and Power Company rate decisions.

We took such motions under advisement and permitted parties to introduce, cross-examine, submit rebuttal to, and brief issues related to such testimony; thus, all parties had a full opportunity to litigate the issues raised thereby. We need not grant the motions to strike.

Rather, we will consider regulatory earnings proposals submitted by all participants – including the Company – under both the statute and the Stipulation.11

For example, the Company was the first party – in its Application – to propose significant regulatory earnings adjustments.12 In addition, in order to determine DVP’s earned return under the statute, both the Company and the Staff have proposed over 50 adjustments for each of the 2009 and 2010 calendar years.13 Accordingly, for purposes of implementing the statute and determining the Company’s earned return, we will look at DVP’s booked earnings and make reasonable and prudent regulatory earnings adjustments thereto.14

In addition, for the signatories to the Stipulation, that document provides “guidelines” for their participation in the instant case. Those guidelines, among other things, state the signatories’ agreement to treat this case in a manner: (i) that will be “primarily” a per books evaluation; and (ii) that, “[i]n general,” will only include certain types of adjustments. The plain language thereof – by utilizing terms such as “guidelines,” “primarily,” and “[i]n general” – permits the signatories to proffer their regulatory earnings proposals as part of this case.

Moreover, the Company stated that the use of such terms in the Stipulation permits the signatories to propose “exceptions” that may not otherwise be referenced in the Stipulation. Specifically, DVP asserted that the Stipulation permits the parties thereto to propose “[s]upportable exceptions with merit.”15 While the Stipulation permits the signatories to propose

[11]	Some of the participants also discussed the application of the Rate Case Rules in determining the earned return under the statute. In that regard, we find: (1) the Rate Case Rules obviously cannot modify statutory requirements; and (2) the Rate Case Rules have been complied with herein (including any waiver provisions therein).
[12]	See, e.g., discussion of Rider T and Affiliate Fuel Balances, infra.
[13]	See, e.g., Tr. 967; the Staff’s October 24, 2011 Post-Hearing Brief at 6.
[14]	Moreover, although some parties discussed intent and construction of the applicable statutes, of the Stipulation, and of the Rate Case Rules, we find no ambiguity in any of the relevant provisions (except to the extent discussed below regarding the application of an RPS adder) and shall exercise our discretion under the plain meaning thereof.
[15]	Tr. 1808.

regulatory earnings adjustments that a signatory may deem has merit, the Commission must determine – as we do below – the merits thereof and which regulatory proposals should be approved for calculating the earned return under the statute. In addition, in calculating the earned return under the statute, the Stipulation contemplates a backward-looking analysis. In this regard, signatories may comply – and, indeed, have complied – therewith by submitting proposals that do not have their genesis in forward-looking earnings adjustments.

In sum, the Company and other participants in this case have submitted, in total, over 100 regulatory earnings proposals – the vast majority of which are uncontested and accepted by the Commission.16 In the sections that immediately follow, we address specific contested proposals submitted separately by the Company and others for purposes of determining the earned return under § 56-585.1 A 8 of the Code.17

Affiliate Fuel Balances

We approve the Company’s proposed regulatory earnings treatment of affiliate fuel balances. The Commission has previously approved affiliate agreements by which the Company’s wholly-owned subsidiaries hold fuel inventories for DVP’s use in the generation of electricity.18 While not on the Company’s books, we find that it is reasonable to include such inventories in rate base and will approve the adjustment to DVP’s earnings for 2009 and 2010.19 These fuel inventory balances are a reasonable cost of providing utility service and are held solely for the Company’s use in the generation of electricity. This finding permits the Company

[16]	See, e.g., id. at 967-968; the Staff’s October 24, 2011 Post-Hearing Brief at 6.
[17]	On the limited number of significant regulatory earnings proposals from the Company and others addressed herein, we find that the Stipulation does not prohibit our consideration thereof. Unless adopted herein, any contested adjustment is denied.
[18]	See, e.g., DVP’s October 24, 2011 Post-Hearing Brief at 23-26.
[19]	We also note that, if the Stipulation prohibited regulatory earnings adjustments, the Company would not be permitted to request this proposed adjustment as approved herein.

to include in rate base approximately $177 million and $187 million of fuel inventory costs for calendar years 2009 and 2010, respectively.20

Depreciation and Deferred Income Taxes

We approve the Company’s proposed regulatory earnings treatment of accumulated depreciation and accumulated deferred income taxes, which does not reflect the depreciation rates included in a settlement approved by the Commission in 1998 (Case Nos. PUE-1996-00036 and PUE-1996-00296). Rather, we conclude that DVP’s proposed accumulated depreciation and accumulated deferred income taxes are reasonable for purposes of determining the earned return in this proceeding. This finding permits the Company to include approximately $45 million in rate base for this item for each year of the two-year biennial review period.21

Charitable Contributions

Based on the totality of the circumstances, including the evidence in the record and the Stipulation, we approve DVP’s proposal on charitable contributions. This finding approves the Company’s proposed expenses in this regard of approximately $880,000, net of tax, over the two-year biennial period.22

Advertising

We will exclude from expenses certain advertising costs that we find do not meet the statutory standard.23 Specifically, DVP failed to prove that certain advertising campaigns – while laudable in many respects – are, as required by statute, “required by law or rule or regulation, or ... solely promote the public interest, conservation or more efficient use of

[20]	DVP’s October 24, 2011 Post-Hearing Brief at 23.
[21]	See, e.g., id. at 47.
[22]	Ex. 133 (Schools rebuttal) at Schedule 9, pp. 5, 28.
[23]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 35-38.

energy.”24 This finding reduces the Company’s asserted expenses over the two-year biennial period by approximately $871,000.

Incentive Plans

The Company has an Annual Incentive Plan (“AIP”) and a Long-Term Incentive Plan (“LTIP”), which it includes as part of its compensation expenses. The plans are established such that if the financial goals related to AIP and performance-based LTIP are met in full, the payout ratio of the plans is 100%. If the Company’s financial goals are exceeded, however, the AIP and performance-based LTIP can be paid at a level greater than 100%.25 The Company’s Virginia jurisdictional level of total incentive compensation in the 2009 - 2010 biennial review period was approximately $116.3 million.26

Payout Ratio

We will exclude incentive plan costs that exceed a payout ratio of 100%. As explained by the Staff, “ratepayers should not bear any portion of payouts in excess of 100% because the benefit of the Company exceeding its financial goals accrues to the stockholder and as such, the stockholder should bear the cost.”27 In addition, we note that the Company proposed a similar adjustment on a going-forward basis in its prior base rate case.28 Thus, for regulatory accounting purposes and to determine the earned return under the statute, DVP should not include in its cost of service – payable by ratepayers – any AIP and performance-based LTIP costs that exceed the

[24]	Va. Code § 56-235.2 A.
[25]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 14. Correspondingly, a failure to achieve financial goals may result in a lower than 100% payout ratio.
[26]	Tr. 1000.
[27]	The Staff’s October 24, 2011 Post-Hearing Brief at 14 (internal quotes omitted) (emphasis in original).
[28]	See, e.g., id. at 14-15.

payout ratio of 100%. This finding reduces the Company’s asserted expenses over the two-year biennial period by approximately $20.9 million.

Cost Sharing

We adopt the Company’s proposal to include the remaining AIP and LTIP expenses for regulatory earnings purposes.29 We find that these remaining expenses (after excluding amounts above the 100% payout ratio discussed above) are reasonable based on the facts presented in this case. This finding authorizes, for regulatory accounting purposes and to determine the earned return under the statute, approximately $95.3 million of incentive compensation expense for the two-year biennial review period.

Rider T

Pursuant to § 56-585.1 A 4, the Company recovers transmission-related costs pursuant to a rate adjustment clause (“RAC”) (which the Company implements as “Rider T”) previously approved by the Commission. Rider T is structured such that these costs are recovered dollar-for-dollar, which means that under- or over-recoveries are subsequently trued-up and collected from, or returned to, ratepayers.30 In addition, the Commission has previously found – on two occasions – that (i) it is reasonable for DVP not to assess carrying charges (i. e., earn a return) on such under- or over-recoveries, and (ii) DVP is not prevented from recovering its just and reasonable cost of transmission service if carrying costs are excluded.31

In its Application, however, DVP included a regulatory accounting adjustment to reflect Rider T under-recoveries in rate base as working capital costs. We reject DVP’s proposal to

[29]	See, e.g., DVP’s October 24, 2011 Post-Hearing Brief at 34.
[30]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 38.
[31]	See, e.g., id. at 38-39 (citing Case Nos. PUE-2009-00018 and PUE-2011-00044). We also previously explained, in Case No. PUE-2011-00044, that the federally-approved transmission charges recovered from retail ratepayers under Rider T reflect a rate set by the Federal Energy Regulatory Commission that includes a rate of return on investment.

recover carrying costs previously rejected by including such Rider T under-recoveries in rate base. Furthermore, DVP’s proposed treatment is inconsistent with the plain language of the statute; the provisions of § 56-585.1 A of the Code governing biennial reviews limits such review to generation and distribution services. Thus, the only way for DVP to include Rider T costs in rate base is to re-cast and re-functionalize “these transmission-related deferrals as distribution costs.”32 Our finding on this issue reduces the Company’s asserted rate base by approximately $11.8 million for calendar year 2009 and $39.2 million for calendar year 2010.

Gains on Pre-Issuance Hedges

The Company entered into hedging contracts that “were intended to mitigate interest rate risk associated with anticipated long-term debt issuances of (i) an offering originally planned for issuance in March 2010 with an expected life of 10-years, and (ii) an originally planned offering for issuance in August 2010 with an expected life of 30-years.”33 DVP, however, did not consummate either debt offering and “settled both hedging contracts for an aggregate gain to the Company of (i) $15.1 million in the case of the hedging contract associated with [an] unconsummated [proposed] 10 year debt offering, and (ii) $46.7 million in the case of the hedging contract associated with [an] unconsummated [proposed] 30 year debt offering, for a total gain of $61.8 million on both hedging contract settlements.”34 As a result, these gains represent a $61.8 million cash payment to the Company in 2010.

DVP proposed to amortize the realized gains over the 10- and 30-year anticipated issuance periods for regulatory earnings purposes. We approve regulatory earnings treatment that recognizes these gains when they were received. Thus, we find that it is reasonable, for

[32]	Id. at 41.
[33]	Id. at 18 (emphasis removed).
[34]	Id. at 18-19.

regulatory accounting purposes and to determine the earned return under the statute, to recognize these gains in 2010 – as opposed to amortizing such gains over the forecasted hypothetical lives of debt instruments that were never issued.35 Since there were no actual issuances and no maturity dates, any amortization period related thereto would be unreasonably speculative. For example, it is unknown whether the debt, if it had been issued, would have actually had 10 and 30 year maturities, or whether such debt would have been recalled, retired, or refinanced over a different period.

In sum, as opposed to recognizing these gains over some necessarily fictitious period, we find that it is reasonable to recognize these gains in the year in which they were realized. This finding increases the Company’s asserted 2010 Other Income by approximately $43.8 million.36

Voluntary Separation Plan

DVP and Dominion Resources Services, Inc. (“DRS”) implemented a Voluntary Separation Plan (“VSP”) in 2010, and both DVP and DRS incurred substantial severance, pension, and other costs associated with the VSP. In addition, “[b]ecause DRS provides services to [DVP], DRS allocated and billed to [DVP] a portion of the costs that DRS incurred for the program.”37 DVP’s total cost for its VSP, including charges from DRS, was approximately $199.6 million in 2010.38 The Company, however, made no regulatory earnings adjustment for these expenses.

We will match costs and savings for regulatory earnings purposes. That is, we find it reasonable – for regulatory accounting purposes in this case and to determine the earned return

[35]	See, e.g., id. at 18-26.
[36]	Ex. 75.
[37]	Committee’s October 24, 2011 Post-Hearing Brief at 50.
[38]	See, e.g., id; the Staff’s October 24, 2011 Post-Hearing Brief at 12.

under the statute – to match the specific costs of this severance program with the specific savings related thereto. Thus, we deny the Company’s proposal to expense, for regulatory purposes, 100% of these costs in 2010. Rather, we conclude that it is appropriate for the amortization of the costs of this program to commence with – and to track – the realization of the savings related thereto in a manner that effectuates the matching of costs and savings.39 Moreover, this finding provides the Company with a reasonable opportunity to recover its costs pursuant to this instant, and subsequent, biennial review proceedings.40

Based on the evidence presented, we find that the savings realized from the VSP began in 2010 and will match the costs thereof by the conclusion of 2011.41 As a result, the Company shall include 12 months of the costs for regulatory purposes in 2011. This finding reduces the Company’s asserted 2010 operating costs (and, in turn increases 2011 operating costs) by approximately $131.8 million, on a system basis.42

Test Period Earnings and Earned Return

Based on our findings in this case, DVP earned, on average, 13.31% during the 2009 through 2010 biennial review test period. As noted above, the fair rate of return under the Stipulation for purposes of this proceeding is 11.9%. Thus, for the 2009 and 2010 biennial period under review, DVP had excess earnings and, pursuant to § 56-585.1 A 8 (ii) of the Code, three results must now occur:

[39]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 10-14; Committee’s October 24, 2011 Post-Hearing Brief at 49-53; Consumer Counsel’s October 24, 2011 Post-Hearing Brief at 32.
[40]	See, e.g., the Staffs October 24, 2011 Post-Hearing Brief at 13. We also note that in three prior DVP rate case decisions, where the Commission made findings on such issue impacting rate levels, “the Commission specifically determined that such costs should be amortized to match costs with savings.” See, e.g., id. at 10 (citing Case Nos. PUE-1989-00035, PUE-1990-00023, and PUE-1992-00041).
[41]	See, e.g., id. at 12-13.
[42]	Id. at 12.

(1)	DVP retains 50 basis points of excess earnings over 11.9% (i.e.,11.9% to 12.4%), which is approximately $71.5 million;

(2)	DVP also retains 40% of excess earnings above 12.4%, which is approximately $52 million; and

(3)	The remaining 60% of excess earnings above 12.4%, which is approximately $78.3 million, shall be credited to customers’ bills.

CREDITS TO CUSTOMERS’ BILLS

Section 56-585.1 A 8 of the Code directs in part as follows:

(ii).… Any such credits shall be amortized over a period of six to 12 months, as determined at the discretion of the Commission, following the effective date of the Commission’s order, and shall be allocated among customer classes such that the relationship between the specific customer class rates of return to the overall target rate of return will have the same relationship as the last approved allocation of revenues used to design base rates;

...

[A]ny revisions in rates or credits so ordered shall take effect not more than 60 days after the date of the order.

We find that such credits to customers’ bills, which must total not less than $78.3 million, shall: (1) be amortized over a period of six (6) months; (2) be based on each customer’s usage during the calendar years 2009 and 2010; and (3) begin to take effect within sixty (60) days after the date of this Final Order.

In addition, such credits “shall be allocated among customer classes such that the relationship between the specific customer class rates of return to the overall target rate of return will have the same relationship as the last approved allocation of revenues used to design base rates.”43 Based upon the limited record on cost of service and allocation, and the requirements of § 56-585.1 A 8 (ii) and the evidence presented herein, we will allocate the credits to base rates as

[43]	Va. Code § 56-585.1 A 8 (ii).

proposed by the Committee.44 Accordingly, the Company shall allocate the credits among customer classes such that the relationship between the specific net operating income provided by each customer class has the same relationship as that in Case No. PUE-1992-00041.

We note, however, that utilizing data and net operating income relationships nearly twenty years old may significantly distort the current relative rates of return. For example, some customers in each class join or leave the system, economic conditions vary, usage patterns change, and cost allocation methodologies change, all of which can affect the earned rate of return by class. In Case No. PUE-1992-00041, residential customers were found to be providing a return below parity; i.e., below the overall return, and the Commission then designed rates to move the classes toward parity. In the current case, the cost of service study filed by the Company shows the residential class providing a return slightly above parity, while certain other classes are shown now to be below parity.45 Yet, based upon the requirement of the statute as presented herein, the residential class will have its refund credit reduced (and other classes will see larger credits) below what would likely be allocated based upon current information because the allocations used herein are based on 1992 data. Additionally, we note that the relationship of the net operating income provided by each rate class may not reflect the relationship of the expenses allocated to each class and, consequently, may not fully reflect the relationship between the specific customer class rates of return to the overall target rate of return and the associated revenue requirement from each class.

[44]	See, e.g., Committee’s October 24, 2011 Post-Hearing Brief at 75-80.
[45]	See, e.g., Ex. 2 (Application) at Revised Sched. 40(c).

RATE DESIGN

Respondent Vanderhye requested the Commission to implement – as part of the instant proceeding – either an inclining block, or a flat, rate structure.46 Environmental Respondents assert that the Commission should implement “well-designed” inclining block rate structures for residential customers, “so long as those rate changes are done in combination with an aggressive suite of cost-effective [demand-side management] programs.”47 Moreover, both Mr. Vanderhye and Environmental Respondents assert that the Stipulation does not prevent the Commission from changing rate design as part of the instant case.

We find that DVP’s “currently approved Residential rate schedule rate design is the most appropriate rate design for residential customers, taken as a whole, at this time.”48 For example, (i) large numbers of residential customers could experience increased annual bills under an inclining block or flat rate design as proposed herein;49 and (ii) DVP stated that “summer peak loads drive the Company’s generation and transmission capacity needs,” so “it is important that the summer-winter [rate] differential be maintained.”50 In addition, we note that both DVP and the Staff state that the Stipulation appears to prohibit rate design proposals at this time from the signatories thereto.51

[46]	See, e.g., Mr. Vanderhye’s October 24, 2011 Post-Hearing Brief.
[47]	Environmental Respondents’ October 24, 2011 Post-Hearing Brief at 26.
[48]	The Staff’s October 24, 2011 Post-Hearing Brief at 72.
[49]	See id. at 71.
[50]	DVP’s October 24, 2011 Post-Hearing Brief at 116.
[51]	Id. at 115; the Staff’s October 24, 2011 Post-Hearing Brief at 72 n.225.

COST OF CAPITAL

Motions to Strike

During the hearing, the Company made several motions to strike testimony submitted by certain participants, which testimony DVP asserts violates various statutory limitations related to determining cost of capital in this case. Fairfax County and the Committee also moved to strike specific DVP testimony as improper rebuttal. We took such motions under advisement and permitted parties to introduce, cross-examine, submit oral rebuttal to, and brief issues related to such testimony; all parties have had a full opportunity to litigate the issues raised thereby. We need not grant the motions to strike. Rather, we will determine cost of capital pursuant to the requirements in the statute and will explain our determinations below.

Capital Structure and Cost of Debt

Section 56-585.1 A 10 of the Code requires the Commission to “utiliz[e] the actual end-of-test period capital structure” in this proceeding. Section 56-585.1 A 10 of the Code also requires the Commission to “utiliz[e] the actual end-of-test period . . . cost of capital” in this proceeding, which includes (i) long-term debt, and (ii) short-term debt. We find that the Staff’s testimony reflects the actual end-of-test period capital structure52 and cost of debt.53

[52]	The test period for this case ended on December 31, 2010. The Company’s actual end-of-test period capital structure is as follows:

Short-term debt	2.493%
Long-term debt	42.567%
Preferred stock	1.582%
Common equity	53.250%
Investment tax credits	0.110%

Total Capitalization	100%

See, e.g., Ex. 87 (Oliver direct) at Schedule 3, Page 1 of 3.
[53]	We approve the actual end-of-test period cost of (i) long-term debt (5.418%), and (ii) short-term debt (0.404%).
See, e.g., Ex. 87 (Oliver direct) at Schedule 3, Page 1 of 3.

Return on Equity

In determining ROE under the statute, we utilize the following process. First, we determine the market cost of equity under § 56-585.1 A of the Code. We then apply the statutory peer group ROE floor pursuant to § 56-585.1 A of the Code. Next, we increase ROE by any statutory Performance Incentive under §§ 56-585.1 A 2 c or 56-585.2 C of the Code. The result is a statutorily-required ROE, which we will combine with the Company’s cost of debt to produce the overall cost of capital and rate of return on rate base.

Market Cost of Equity

Section 56-585.1 A 2 states that the Commission shall determine fair rates of return on common equity and “may use any methodology to determine such return it finds consistent with the public interest. . . .”54 We find that a market cost of equity within a range of 9.4% to 10.4% represents the actual cost of equity in capital markets for companies comparable in risk to DVP seeking to attract equity capital and results in a fair and reasonable return on common equity. Furthermore, we find, under the circumstances of this case, that using the top of the range -10.4% – is fair and reasonable for these purposes. This return is supported by the evidence in the record.55 Conversely, we further find that DVP’s proposed cost of equity of 11.5% neither represents the actual cost of equity in the marketplace nor a reasonable return on common equity for the Company.56

[54]	Va. Code §56-585.1 A 2 a.
[55]

See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 50-57; Fairfax County’s October 24, 2011 Post-Hearing Brief at 3-8; FEA’s October 24, 2011 Post-Hearing Brief at 16-31; Consumer Counsel’s October 24, 2011 Post-Hearing Brief at 5-18; DVP’s October 24, 2011 Post-Hearing Brief at 55-68. We also included in our analysis a broad range of economic factors addressed in the evidence.

[56]

See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 51-56. Moreover, we note that the risk free rate (i.e., 30-year Treasury bond yield) used in analyzing market cost of equity has decreased during the pendency of this proceeding – further supporting our findings herein. For example, Staff witness Oliver uses a three-month average 30-year Treasury rate of 4.34%. See, e.g., Ex. 87 (Oliver direct) at 20. During the hearing, however, it was shown that such rate had decreased to 3.30% for the week ending September 9, 2011. See, e.g., Ex. 34.

We find that the Staff’s results, supported by respondents, utilize reasonable proxy groups, growth rates, discounted cash flow methods, and risk premium analyses. We conclude that the methodology employed by the Staff is consistent with the public interest and that the results herein satisfy constitutional standards as stated by Staff witness Oliver: “maintenance of financial integrity, the ability to attract capital on reasonable terms, and earnings commensurate with returns on investments of comparable risk.”57

Statutory Peer Group Floor

Virginia law next requires that the Commission calculate a statutory floor below which the authorized ROE cannot be set. Section 56-585.1 A 2 a of the Code states as follows:

[S]uch return shall not be set lower than the average of the returns on common equity reported to the Securities and Exchange Commission for the three most recent annual periods for which such data are available by not less than a majority, selected by the Commission as specified in subdivision 2 b, of other investor-owned electric utilities in the peer group of the utility subject to such biennial review, nor shall the Commission set such return more than 300 basis points higher than such average.

The participants contest the specific composition of the statutory peer group. In this regard, we find that DVP has not presented sufficient evidence to establish that Entergy Gulf States Louisiana’s principal operations are conducted east of the Mississippi River.58

Next, in selecting the majority of the peer group utilities to calculate the statutory ROE floor, § 56-585.1 A 2 b of the Code directs as follows:

In selecting such majority of peer group investor-owned electric utilities, the Commission shall first remove from such group the two utilities within such group that have the lowest reported returns of the group, as well as the two utilities within such group that have the highest reported returns of the group, and the

[57]	Ex. 87 (Oliver direct) at 11.
[58]	See, e.g., the Staff’s October 24, 2011 Post-Hearing Brief at 49-50.

Commission shall then select a majority of the utilities remaining in such peer group.

The participants differ on which utilities should comprise the “majority” to be selected by the Commission to determine the statutory floor. We select a majority that, on average, had a return on average equity closest to the ROE range found fair and reasonable herein.59 This results in a statutory floor below the ROE of 10.4% determined above.60

In this regard, the above statute clearly leaves the selection of this “majority” to the Commission’s discretion. There is no ambiguity in the statute; thus, we do not reach questions of legislative construction or intent.61 If the General Assembly wanted the Commission to apply a particular approach or evaluation methodology in selecting a majority, it could have directed as such; it did not. 62 We find that it is reasonable in this proceeding to select a majority that has an earned return that is close to the market cost of equity capital found fair and consistent with the public interest herein. The plain language of the statute giving the Commission the discretion to select a majority in no manner precludes such finding. Moreover, we do not, and need not, find

[59]	We find that, on the facts before us in this case, it is reasonable to utilize returns on average equity for this purpose.
[60]	The participants also differ on whether Appalachian Power Company (“APCo”) should be considered part of the statutory peer group. If APCo is part of the statutory peer group, the statutory floor determined herein is 10.17%. If APCo is not part of the statutory peer group, the statutory floor determined herein is 10.33%. (For a list of utilities comprising such peer groups, see, e.g., Ex. 87 (Oliver direct) at Schedule 21; see also Consumer Counsel’s October 24, 2011 Post-Hearing Brief at 15.) Thus, since both options are lower than 10.4%, we need not address whether APCo is part of the statutory peer group.
[61]	See, e.g., Brown v. Lukhard, 229 Va. 316, 321, 330 S.E.2d 84, 87 (1985) (“If language is clear and unambiguous, there is no need for construction by the court; the plain meaning and intent of the enactment will be given it. ... Therefore, when the language of an enactment is free from ambiguity, resort to legislative history and extrinsic facts is not permitted because we take the words as written to determine their meaning.”) (citations omitted); School Bd. of Chesterfield County v. School Bd. of the City of Richmond, 219 Va. 244, 250, 247 S.E.2d 380, 384 (1978) (“Where a statute is plain and unambiguous there is no room for construction by the court and the plain meaning and intent of the statute will be given to it” (citation omitted).); Almond v. Gilmer, 188 Va. 1, 14, 49 S.E.2d 431, 439 (1948) (‘“The province of construction lies wholly within the domain of ambiguity’” (citation omitted).).
[62]	Moreover, the lack of a particular evaluation methodology for selecting a “majority” directly contrasts with the very specific criteria prescribed by the General Assembly in other parts of § 56-585.1 A 2 of the Code.

that this is the only majority that is reasonable. We conclude that the specific majority chosen herein has a rational basis and does not violate any constitutional or statutory provision.

Based on the evidence in this case and the statutory directive to determine fair rates of return on common equity using “any methodology to determine such return it finds consistent with the public interest,”63 we have determined that a fair market cost of equity is within a range of 9.4% to 10.4%, and that 10.4% shall be used for these purposes.64

Performance Incentive – Renewable Energy Portfolio Standard

Section 56-585.2 C of the Code provides in part:

[T]he Commission, in addition to providing recovery of incremental [renewable energy portfolio standard (“RPS”)] program costs pursuant to subsection E, shall increase the fair combined rate of return on common equity for each utility participating in such program by a single Performance Incentive, as defined in subdivision A 2 of § 56-585.1, of 50 basis points whenever the utility attains an RPS Goal established in subsection D. Such Performance Incentive shall first be used in the calculation of a fair combined rate of return for the purposes of the immediately succeeding biennial review conducted pursuant to § 56-585.1 after any such RPS Goal is attained, and shall remain in effect if the utility continues to meet the RPS Goals established in this section through and including the third succeeding biennial review conducted thereafter. Any such Performance Incentive, if implemented, shall be in lieu of any other Performance Incentive reducing or increasing such utility’s fair combined rate of return on common equity for the same time periods. However, if the utility receives any other Performance Incentive increasing its fair combined rate of return on common equity by more than 50 basis

[63]	Va. Code § 56-585.1 A 2 a.
[64]	As required by statute, in setting ROE we have also considered and applied the requirements of § 56-585.1 A 2 e of the Code:

In addition to other considerations, in setting the return on equity within the range allowed by this section, the Commission shall strive to maintain costs of retail electric energy that are cost competitive with costs of retail electric energy provided by the other peer group investor-owned electric utilities.

Staff witness Stevens presented comparisons of DVP’s rates to statutory peer group utilities. See, e.g., Ex. 77 (Stevens direct) at 17-22 and Attachments.

points, the utility shall be entitled to such other Performance Incentive in lieu of this Performance Incentive during the term of such other Performance Incentive.

DVP has met RPS Goals such that it is statutorily entitled to the RPS Performance Incentive under the above statute, which requires the Commission to increase the Company’s fair combined rate of return on common equity by an additional 50 basis points.65

Performance Incentive – Operations

Section 56-585.1 A 2 c of the Code states as follows:

The Commission may increase or decrease such combined rate of return by up to 100 basis points based on the generating plant performance, customer service, and operating efficiency of a utility, as compared to nationally recognized standards determined by the Commission to be appropriate for such purposes, such action being referred to in this section as a Performance Incentive. If the Commission adopts such Performance Incentive, it shall remain in effect without change until the next biennial review for such utility is concluded and shall not be modified pursuant to any provision of the remainder of this subsection.

The Company requests a 100 basis point Performance Incentive increase under this statute, while Consumer Counsel proposes a negative Performance Incentive (i.e., a penalty).66 We note that, unlike the RPS statute above, this statute gives the Commission discretion on two fronts. Specifically, the Commission has the discretion: (1) to apply, or not to apply, this Performance Incentive; and (2) to decrease, as well as to increase, the otherwise fair rate of return on common equity.

We decline to issue a Performance Incentive for operations under § 56-585.1 A 2 c of the Code – either positive or negative – based on the record in the current proceeding. As discussed

[65]	See, e.g., the Staffs October 24, 2011 Post-Hearing Brief at 69. Based on average 2010 rate base and the capital structure found herein, this additional 50 basis points equates to approximately $38.5 million of annual revenues for the Company.
[66]	See, e.g., Ex. 2 (Application) at 7-8; see also Consumer Counsel’s October 24, 2011 Post-Hearing Brief at 19-20.

by the Staff, Consumer Counsel, and others, some of DVP’s metrics for generating plant performance and customer service were positive, and some were negative, as compared to nationally recognized standards.67 In addition, we note that the Company did not propose any specific metrics for evaluating operating efficiency, and that the participants in this case expressed divergent views on some of the nationally recognized standards that should be applied to generating plant performance, customer service, and operating efficiency under the above statute. In this regard, we will forthwith initiate a rulemaking proceeding for further development of workable criteria for the implementation of this statute in future biennial review proceedings.

Overall Cost of Capital and Rate of Return on Rate Base

In sum, for this base rate proceeding we approve a rate of return on common equity for DVP of 10.9% (i.e., 10.4% plus the 50 basis points for the RPS Performance Incentive), which results in an overall rate of return on rate base and cost of capital of approximately 8.234%, based on a December 31, 2010 capital structure. We find that the ROE and overall rate of return on rate base approved herein are fair and reasonable to the Company within the meaning of the statute, permit the attraction of capital on reasonable terms, fairly compensate investors for the risks assumed, and enable the Company to maintain its financial integrity.

Applicability of ROE

Prior ROE under Stipulation

Consistent with the position of the signatories to the Stipulation, we adopt an 11.3% ROE to be, as proposed by DVP, applicable prior to the date of this Final Order, for each of its four existing RACs (which have a rate year of April 1, 2011 through March 31, 2012). Specifically,

[67]	See, e.g., the Staffs October 24, 2011 Post-Hearing Brief at 58-70; Consumer Counsel’s October 24, 2011 Post-Hearing Brief at 18-31.

until the date of this Final Order, an ROE of 11.3% shall be applicable to Riders Cl and C2 (Case No. PUE-2010-00084 (peak shaving and demand-side management)), and an ROE of 11.3% plus a generating unit statutory adder of 100 basis points shall be applicable to Rider R (PUE-2010-00055 (Bear Garden Generating Station)) and Rider S (PUE-2010-00054 (Virginia City Hybrid Energy Center)).68

Biennial Reviews

The 10.9% ROE determined in this proceeding (10.4% plus an RPS adder of 50 basis points) will serve as the fair combined rate of return against which DVP’s earned return will be compared in its next biennial review proceeding.

Rate Adjustment Clauses

The Company argues that the RPS adder of 50 basis points applies to RACs under §§ 56-585.1 A 5 and A 6 of the Code. Conversely, the Staff and Consumer Counsel assert that the RPS adder is not applicable to these RACs. We find that the Staff and Consumer Counsel offer the more accurate interpretation of the relevant statutory provisions. Thus, an ROE of 10.4% is applicable to qualifying RACs under §§ 56-585.1 A 5 and A 6 as of the date of this Final Order.

First, §§ 56-585.1 A 5 and A 6 contain explicit language on how to determine an ROE for the RACs permitted therein. Those statutory provisions, however, do not direct the Commission to include an RPS adder from § 56-585.2 C of the Code. Indeed, as explained above, the RPS adder is governed separately by § 56-585.2 C, which explicitly discusses such adder’s applicability to biennial reviews – not to RACs.

[68]	See, e.g., DVP’s October 24, 2011 Post-Hearing Brief at 128-130.

Next, § 56-585.2 C of the Code explains that there are two possible adders, or “Performance Incentives,” to which a utility may be entitled: (1) for attaining “RPS Goals;” and (2) for operational efficiency under subdivision A 2 of § 56-585.1. Section 56-585.2 C further directs that a utility may get one – but not both – adders. Thus, contrary to the Company’s assertion, the reference in § 56-585.2 C to “as defined in subdivision A 2 of § 56-585.1” does not somehow implicitly require the Commission to treat an RPS adder as functionally equivalent to a subdivision A 2 adder. Rather, “subdivision A 2” is referenced therein as part of the explanation that the Commission may only approve a single Performance Incentive – either an RPS adder or a “subdivision A 2” adder, but not both. Furthermore, due to the very different requirements of these two adders, it is simply not possible under the statute to treat the RPS adder as the functional equivalent of a subdivision A 2 adder.69

Finally, to the extent the statutory provisions governing this question are deemed ambiguous, we find that our above explanation of such provisions represents the most reasonable construction thereof. We find no legislative intent or purpose to apply (1) an RPS adder awarded for achieving renewable generation targets, to (2) RACs designed to recover costs of non-renewable generation (§ 56-585.1 A 6) and efficiency programs (§ 56-585.1 A 5 c). In addition, as discussed throughout this Final Order, the General Assembly has provided very specific, and explicit, directions on how the Commission is to determine the ROE and for what purposes. Those instructions, however, do not expressly state that an RPS adder shall be applied to RACs. It would take an unreasonable construction to conclude that the General Assembly, in contrast to

[69]	For example: (i) § 56-585.1 A 2 gives the Commission the discretion to reject a subdivision A 2 adder; (ii) § 56-585.2 C gives the Commission no discretion to reject an RPS adder; (iii) § 56-585.1 A 2 sets the temporal length of its adder at one biennial review; and (iv) § 56-585.2 C requires the RPS adder to exist for three biennial reviews, assuming the utility continues to meet the RPS goals established in § 56-585.2 C.

its other express directives, implicitly mandated that the Commission must take the specific action increasing the ROE for RACs as DVP argues for herein.

SECTION 56-585,1 A 3 OF THE CODE

Section 56-585.1 A 7 of the Code states that “[a]ny petition [for a RAC] filed pursuant to subdivision 4, 5, or 6 shall be considered by the Commission on a stand-alone basis without regard to the other costs, revenues, investments, or earnings of the utility.” After a RAC is approved and implemented, however, § 56-585.1 A 3 of the Code directs in part as follows:

If the Commission determines that rates should be revised or credits be applied to customers’ bills pursuant to subdivision 8 or 9, any rate adjustment clauses previously implemented pursuant to subdivision 4 or 5 or those related to facilities utilizing simple-cycle combustion turbines described in subdivision 6, shall be combined with the utility’s costs, revenues and investments until the amounts that are the subject of such rate adjustment clauses are fully recovered. The Commission shall combine such clauses with the utility’s costs, revenues and investments only after it makes its initial determination with regard to necessary rate revisions or credits to customers’ bills, and the amounts thereof, but after such clauses are combined as herein specified, they shall thereafter be considered part of the utility’s costs, revenues, and investments for the purposes of future biennial review proceedings.

The Commission has determined that credits should be applied to customers’ bills. DVP has three previously implemented RACs that fall within the above statute.70

Thus, the above statute: (1) requires the Commission to “combine” such RACs with the utility’s costs, revenues, and investments “until the amounts that are the subject of such [RACs] are fully recovered;” and (2) directs that after such RACs are combined, they “shall thereafter be considered part of the utility’s costs, revenues, and investments for the purposes of future biennial review proceedings.” Accordingly, when DVP files revised tariffs as directed below,

[70]	70 See, e.g., the Staff’s August 26, 2011 Legal Memorandum at 8-9 (citing Rider T (transmission RAC, Case Nos. PUE-2009-00018, PUE-2010-00006, and PUE-2011-00044) and Riders Cl and C2 (demand-side management RACs, Case Nos. PUE-2009-00081 and PUE-2010-00084)).

that filing shall also reflect such combining of existing RACs as required by the above statute. In addition, we will initiate a subsequent proceeding to address further implementation of this statute.

NEXT BIENNIAL REVIEW

Section 56-585.1 A 8 of the Code states in part as follows:

If the Commission determines as a result of such biennial review that:

…

(iii) Such biennial review is the second consecutive biennial review in which the utility has, during the test period or test periods under review, considered as a whole, earned more than 50 basis points above a fair combined rate of return on both its generation and distribution services, as determined in subdivision 2, without regard to any return on common equity or other matter determined with respect to facilities described in subdivision 6, the Commission shall, subject to the provisions of subdivision 9 and in addition to the actions authorized in clause (ii) of this subdivision, also order reductions to the utility’s rates it finds appropriate.

We have determined, in the instant biennial review, that DVP earned more than 50 basis points above a fair combined rate of return. If we make a similar determination in DVP’s next biennial review, the above statute requires the Commission to “order reductions to the utility’s rates it finds appropriate.”

Accordingly, since (a) the statute could require the Commission to order rate reductions in the next biennial review, and (b) the statute explicitly limits the time within which such biennial review must be concluded, we direct DVP to include information in its next biennial review application sufficient to permit the Commission to comply with the statutory directives.71

[71]	This same information is necessary in the event a company under-earns and requests a rate increase.

For example, we direct the Company to include – in its next biennial review application – complete rate case information and schedules as set forth in the Rate Case Rules.72

Accordingly, IT IS HEREBY ORDERED THAT:

(1) The Company’s Application is granted in part and denied in part as set forth in this Final Order.

(2) The Company shall comply with the directives set forth in this Final Order.

(3) The Company shall bear all costs incurred in effecting the credits to customers’ bills set forth in this Final Order.

(4) The Company shall forthwith file revised tariffs and terms and conditions of service and supporting workpapers with the Clerk of the Commission and with the Commission’s Divisions of Energy Regulation and Utility Accounting and Finance, as necessary to comply with the directives set forth in this Final Order. The credits required herein shall begin to take effect within sixty (60) days after the date of this Final Order. The Clerk of the Commission shall retain such filing for public inspection in person and on the Commission’s website: http://www.scc.virginia.gov/case.

(5) Within sixty (60) days of completing the credits to customers’ bills ordered herein, the Company shall file with the Commission’s Divisions of Energy Regulation and Utility Accounting and Finance a report verifying that all credits have been completed. The report shall also provide the cost incurred by the Company in effecting such credits.

(6) This case is dismissed.

[72]	Finally, in issuing this Final Order, to the extent relevant we have taken into consideration the goal of economic development in the Commonwealth as directed in § 56-596 A: “In all relevant proceedings pursuant to this Act, the Commission shall take into consideration, among other things, the goal of economic development in the Commonwealth.”

CHRISTIE, Commissioner, concurs:

Inclining Block Rates

I concur with the result in the Order declining to order the rate design changes advocated by Respondent Vanderhye in this proceeding. Since Respondent Vanderhye and Environmental Respondents have raised this issue in previous proceedings, I write separately to add some elaboration on my own reasoning.

Respondent Vanderhye and Environmental Respondents both advocate a change in DVP’s residential rate design to incorporate what are known as “inclining block rates” in order to reduce the consumption of electricity.73 Put most simply, a rate design based on inclining block rates increases the kilowatt-hour (kwh) rate charged as the consumer uses more electricity in the billing period, typically a month.

It is an economic truism that as the price for any product increases, the quantity demanded will decrease at the margin, assuming some degree of price elasticity. It is also an economic truism that the price mechanism is an effective device to affect the quantity demanded (consumption) of any product. These truisms support the premise of Respondent Vanderhye’s and Environmental Respondents’ basic argument, if the primary policy goal is to reduce consumption. Beyond these truisms, however, there exists a significant number of questions.

Changing the basic residential rate design for DVP from its current configuration to an inclining block rate configuration would be an exceedingly complex undertaking. Many factors would be relevant to the development of such a new rate design, including, but not limited to, the price elasticity of electricity, changes in demand by seasons of the year, effects of the new rate

[73]	Environmental Respondents state: “While we do not endorse a specific [inclining block rate (‘IBR’)] proposal for this case, we do believe that IBR can be beneficial if it is implemented in collaboration with [demand-side management] programs.” Environmental Respondents’ October 24, 2011 Post-Hearing Brief at 3.

design on peak demand and plans to meet peak demand, differential impacts on residential consumers based on the types of home heating systems consumers have already purchased, and whether such rate design changes must achieve revenue neutrality within the residential rate class.

Undertaking such a significant change in how residential rates in Virginia are structured would represent a major shift from the ratemaking principles and rate design objectives this Commission has historically followed in base rate cases, such as, for example, the principle of cost causation and the objective of avoiding significant cost shifting between similarly situated customers. While this Commission has always designed rates as part of its ratemaking duties under applicable Virginia law,74 implementing inclining block rates for all residential consumers in rate cases such as this one implicates many important questions that may well be considered matters of policy for the General Assembly. One obvious and important policy question is whether an inclining block rate design should be applied to the base rates of all public utilities, not just DVP, including electric, gas and water utilities. This Commission acts through individual rate cases when a utility – electric, gas or water – comes before the Commission for a rate case. Sometimes it is many years between base rate cases for individual utilities. The General Assembly could explicitly direct this Commission to implement inclining block rates in the base rates of all utilities in order to reduce consumption, but it has not.75

Respondent Vanderhye argues that the General Assembly made such a policy decision when it enacted the “Energy objectives” and “Commonwealth Energy Policy” found in Chapter 1

[74]	See Chapter 10, Title 56, Code of Virginia.
[75]	Whether rate mechanisms such as dynamic or time-of-day pricing should be included in proposals for the types of demand-side management programs referenced in Va. Code § 56-585.1 A 5 is a different issue than whether inclining block rates should be implemented in base rate cases in order to reduce consumption.

of Title 67 of the Code of Virginia.76 Chapters 1 and 2 of Title 67 do contain several clauses of aspirational policy goals such as “[m]anaging the rate of consumption of existing energy resources in relation to economic growth,”77 “[u]sing energy resources more efficiently,”78 “[f]acilitating conservation,”79 and “[p]romot[ing] cost-effective conservation of energy and fuel supplies,”80 but a consideration of those provisions does not lead to the conclusion that the General Assembly has directed this Commission to implement inclining block rates in all or some specific utility base rate cases in order to reduce consumption.

Given the many complex issues raised by such a change to the Commission’s historical approach to rate design in base rate cases, issues that implicate major policy questions, it would be unwise for the Commission to undertake such a major change in ratemaking practice, absent clear policy direction from the General Assembly.

Charitable Contributions

I concur with the result in the Order, taking into consideration the Stipulation. Absent such, I do not think charitable contributions should be recoverable from customers for the reasons stated in my dissent in Case No. PUE 2011-00037, Appalachian Power Company Biennial Review, issued today.

AN ATTESTED COPY hereof shall be sent by the Clerk of the Commission to all persons on the official Service List in this matter. The Service List is available from the Clerk of the State Corporation Commission, c/o Document Control Center, 1300 East Main Street, First

[76]	See Mr. Vanderhye’s October 24, 2011 Post-Hearing Brief at 1-2; and Exhibit 47 (Vanderhye direct) at 23-25. See also the “Virginia Energy Plan,” found at Chapter 2 of Title 67 of the Code.
[77]	Va. Code § 67-101(2).
[78]	Va. Code § 67-101(4).
[79]	Va. Code § 67-101(5).
[80]	Va. Code § 67-102 A 4.

Floor, Tyler Building, Richmond, Virginia 23219. A copy shall also be sent to the Commission’s Office of General Counsel and Divisions of Energy Regulation and Utility Accounting and Finance.

A True Copy
Teste:

Clerk of he State Corporation Commission